                                                                    Exhibit 12.1


RATIO OF EARNINGS TO FIXED CHARGES
(in Thousands of U.S. Dollars)

                                                               PRO FORMA                                 PRO FORMA
                                      THREE MONTHS ENDED   THREE MONTHS ENDED        INCEPTION TO       INCEPTION TO
                                        MARCH 31, 1999       MARCH 31, 1999       DECEMBER 31, 1998   DECEMBER 31, 1999

Earnings:
Net Loss                                  (15,030)              (19,303)               (19,235)           (49,117)
Interest-Expensed                           4,205                 8,478                     11             29,893
                                         --------              --------               --------           --------
    Earnings                              (10,825)              (10,825)               (19,224)           (19,224)

Fixed Charges:
Interest-Expensed                           4,205                 8,478                     11             29,893
Interest-Capitalized                            -                     -                      -                  -
Interest-portion of rent expense              214                   214                    231                231
                                         --------              --------               --------           --------
    Total Fixed Charges                     4,419                 8,692                    242             30,124

Ratio of Earnings to Fixed Charges          n/a                   n/a                    n/a                n/a
